EXHIBIT 3.2
AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
OF
COMPREHENSIVE CARE CORPORATION
Adopted October 28, 2005
Section 2.11 (c) of the Corporation’s Bylaws is amended in its entirety to read as follows:
     "(c) Section 2.11(c) shall be deleted in its entirety.”